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                                    [LETTERHEAD]



July 2, 1998




Olaf Isachsen
Institute of Management Development
31831 Camino Capistrano, Suite 201
San Juan Capistrano, CA  92675

Dear Olaf

Signing this letter will confirm that you agree to become a director of Hospitality Marketing Concepts Inc. effective upon closing of its contemplated public offering, and consent to being named in the Registration Statement relating thereto.

Sincerely,

/s/ Philip G. Hirsch

Philip G. Hirsch
Chief Financial Officer

PHG/rmr






/s/ Olaf Isachsen
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Olaf Isachsen